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                                                                    EXHIBIT 99.3

FOR JUNIPER NETWORKS:
Kathy Durr
Senior Public Relations Manager
Juniper Networks, Inc.
408-745-5058
kdurr@juniper.net

INVESTOR RELATIONS CONTACT:
Randi Paikoff Feigin
Vice President, Investor Relations
Juniper Networks, Inc.
408-745-2371
randi@juniper.net

                           JUNIPER NETWORKS COMPLETES
             ACQUISITION OF SIEMENS' UNISPHERE NETWORKS SUBSIDIARY

       Combination Provides Best-in-Class Comprehensive Solutions Globally

SUNNYVALE, Calif., July 2, 2002 -- Juniper Networks, Inc. (Nasdaq: JNPR), a leading provider of trusted infrastructures for the New Public Network, today announced it has completed the acquisition of Unisphere Networks, thereby expanding its ability to offer service providers and carriers a scalable Internet Protocol (IP) product and service portfolio on a global scale.

The total value of the transaction at closing was approximately $585 million, which includes $375 million in cash and 36.5 million shares. It is expected to be slightly dilutive to Juniper Networks in the second half of 2002 and accretive in early 2003, excluding one-time restructuring charges.

In addition, the reseller agreement between Siemens (NYSE:SI) and Juniper Networks commences today, enabling Siemens to resell Juniper Networks products, as well as providing customer service and support, to all service provider and carrier customers globally. This agreement will expand Juniper Networks access to Siemens' worldwide presence and customer base in 190 countries and will enable Siemens to deliver next-generation voice solutions with comprehensive IP routing technology leveraging Juniper Networks innovative IP product portfolio.

Juniper Networks will report actual Q2'02 financial results on July 11, 2002, after the close of the market.

ABOUT JUNIPER NETWORKS

Juniper Networks leads the industry in turning network innovation into the reliable delivery of core, edge, mobile and cable Internet services at scale for the New Public Network. Headquartered in Sunnyvale, California, Juniper Networks offers additional information on its product and service offerings at www.juniper.net.

Juniper Networks is registered in the U.S. Patent and Trademark Office and in other countries as a trademark of Juniper Networks, Inc. Broadband Cable Processor, ERX, ESP, G10, Internet Processor, JUNOS, JUNOScript, M5, M10, M20, M40, M40e, M160, MRX, M-series, SDX,



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ServiceGuard, T640, T-series, UMC, and Unison are trademarks of Juniper
Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the Company's SEC filings, including its recent Form 10K.